Exhibit 99.1

REMARKETING TERMS SUMMARY
On January 25, 2018 (absent a Failed Remarketing), the class A-7A notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-7A notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing prospectus):

Original principal amount	$597,500,000(1)
Current outstanding principal balance	$597,500,000(1)
Principal amount being remarketed	$597,500,000(1)
Remarketing Terms Determination Date	January 10, 2018
Notice Date(2)	N/A
Spread Determination Date(3)	January 12, 2018
Current Reset Date	January 25, 2018
Special Reset Payment Date(4)	On or before January 29, 2018
All Hold Rate	N/A(5)
Next applicable reset date	N/A(6)
Interest rate mode	Floating
Index	Three-Month LIBOR(7)
Spread	Plus 0.60%
Day-count basis	Actual/360
Weighted average remaining life	(8)
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(1)  The class A-7A notes were originally issued in Euros and their initial outstanding principal balance is equal to €500,000,000.  The U.S. Dollar equivalent of this principal balance has been calculated using an exchange rate equal to $1.1950 = €1.00.
(2)  The class A-7A notes were denominated in a non-U.S. Dollar currency during their current reset period and therefore, pursuant to their terms, the class A-7A notes were subject to a mandatory tender.
(3)  The applicable Spread was determined on January 12, 2018.
(4)  Because the distribution date for the class A-7A notes coincides with the January 25, 2018 reset date and the class A-7A notes are denominated in a non-U.S. Dollar currency during their current reset period, due to time zone differences and for purposes of making payments through Euroclear and Clearstream, Luxembourg, all principal payments and any remaining interest payments due from the trust will be made to the class A-7A noteholders on or before the second business day following such distribution date.
(5)  The All Hold Rate is not applicable.
(6)  Absent a failed remarketing of the class A-7A notes, there will be no subsequent reset dates for the class A-7A notes.
(7)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—The Notes—The Class A Notes—Distributions of Interest” in the remarketing prospectus.
(8) The projected weighted average remaining life to maturity for the class A-7A notes (and assuming a successful remarketing of such notes on the current reset date) under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-7A Notes” attached as Exhibit I to the remarketing prospectus.